Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Baosheng Media Group Holdings Limited’s prospectus supplement filed pursuant to Rule 424(b)(5) of our report dated April 30, 2026, relating to the consolidated balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in Baosheng Media Group Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ GGF CPA LTD

GGF CPA LTD

Guangzhou, the People’s Republic of China

July 13, 2026